Exhibit 99.1
Amended Outside Director Compensation Program
     On January 26, 2006, the Board of Directors of PlanetOut Inc. (the “Company”) amended the compensation program for the Company’s non-employee directors (“Outside Directors”) that it had adopted on December 22, 2005 (the “Outside Director Compensation Program”). The sole purpose of the amendment was to allow participation by Karen Magee who was initially excluded from the program pending approval from her employer. A complete description of the Outside Director Compensation Program was provided in, and filed as an exhibit to, the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2005, and it is incorporated herein by reference. No other changes have been made to the Outside Director Compensation Program.
Company President Compensation Adjustment
     On January 26, 2006, in conjunction with his annual salary review and upon recommendation of the Compensation Committee, the Board approved a grant of 2,500 shares of restricted common stock of the Company (“Restricted Shares”) to the Company’s President, Mark Elderkin. The Restricted Shares are subject to forfeiture should Mr. Elderkin leave the Company before the Restricted Shares are fully vested. One-fourth of such Restricted Shares will vest on the first anniversary of grant and 1/48th will vest each month thereafter. The Compensation Committee also approved an approximately 6% increase in Mr. Elderkin’s annual salary, from $245,000 to $260,000, with an effective date of January 1, 2006.